As filed with the Securities and Exchange Commission on January 24, 2024

Registration No. 333-268068
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Movella Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	98-1575384
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
3535 Executive Terminal Drive, Suite 110
Henderson, Nevada 89052
(310) 481-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis Calderon, Esq.
General Counsel
Movella Holdings Inc.
3535 Executive Terminal Drive, Suite 110
Henderson, Nevada 89052
(310) 481-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Davina K. Kaile, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Tel: (650) 233-4500
Fax: (650) 233-4545

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-4 (No. 333-268068) of Movella Holdings Inc. (the “Registrant”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2022 and declared effective on January 13, 2023, relating to the Registrant’s common stock, par value $0.00001 per share (“Common Stock”), and warrants to purchase shares of Common Stock (the “Warrants”) registered in connection with the Company’s de-SPAC transaction (the “Registration Statement”). Such shares of Common Stock and Warrants included an aggregate of 91,756,975 shares of Common Stock (including 10,750,000 shares of Common Stock issuable upon exercise of Warrants) and 10,750,000 Warrants.

As previously disclosed, on April 1, 2024, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock and Warrants from the Nasdaq Stock Market (“Nasdaq”) and to deregister the Common Stock and Warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Registrant’s securities were suspended from trading on Nasdaq prior to market open on April 2, 2024 and delisted from Nasdaq on or about April 11, 2024. In connection with the delisting and the deregistration under Section 12(b) of the Exchange Act of the Common Stock and Warrants, the Registrant is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all securities registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, State of Nevada, on the 23rd day of January, 2025.

MOVELLA HOLDINGS INC.
By:	/s/ Eric Salzman
Name:	Eric Salzman
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Eric Salzman	Chief Executive Officer and Director (Principal Executive Officer)	January 23, 2025
Eric Salzman

/s/ Stephen Smith	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	January 23, 2025
Stephen Smith

Chairman of the Board
Brent Lang

/s/ David Chung	Director	January 23, 2025
David Chung

/s/ Wen Hsieh	Director	January 23, 2025
Wen Hsieh

/s/ Stuart Huizinga	Director	January 23, 2025
Stuart Huizinga

/s/ Patricia Ross	Director	January 23, 2025
Patricia Ross